EXHIBIT
2.3
                     TRANSITION SERVICES AGREEMENT

          TRANSITION SERVICES AGREEMENT (the "Agreement") entered into as of August 10, 1998 by and between WHEREHOUSE ENTERTAINMENT, INC., a Delaware corporation (the "Purchaser"), and VIACOM INTERNATIONAL INC., a Delaware corporation (the "Seller"). Capitalized terms used herein without definition shall have the same meanings herein as in the Purchase Agreement (as hereinafter defined).

                      W I T N E S S E T H:

          WHEREAS, the Seller and the Purchaser are parties to a certain Stock Purchase Agreement (the "Purchase Agreement") dated as of the date hereof pursuant to which the Purchaser has agreed to acquire from the Seller all of the outstanding capital stock of the Holding Subsidiaries (the "Acquisition"); and

          WHEREAS, pursuant to the Purchase Agreement, the Purchaser and the Seller are entering into this Agreement.

          NOW, THEREFORE, the parties hereto agree as follows:

     1.   Good Faith Efforts: Transition Teams.     (a)  The
Blockbuster Entertainment Group family of companies ("BEG") and the Purchaser shall cooperate in good faith with the other to effectuate an orderly transition of the Business to the Purchaser. The Seller shall cause BEG to perform its duties under this Agreement. The parties agree that such transition will entail, from BEG personnel, responses to reasonable inquiries of the Purchaser that would not have been a component of such personnel's efforts in respect of the Business but for the transition. In addition, in completing the transition of Services for which the Purchaser has assumed responsibility BEG shall provide copies of non-confidential or non-proprietary information used to support the Business. At the same time the parties agree that BEG will not be burdened with transition obligations so in excess of the efforts it currently exerts in respect of the Business as to unreasonably interfere with BEG's normal business operations.

     (b) The parties agree that promptly following the execution of this Agreement each of the Purchaser and BEG shall establish and identify to the other a team of employees reasonably suited to facilitate the transition that will be responsible for coordinating the transition of the Business to the Purchaser as contemplated hereunder. Each team will have a leader, reasonably acceptable to the other team. The teams will meet on an as needed basis, as determined by the team leaders, and the team leaders will be available to meet weekly. The parties anticipate that promptly following execution hereof the team leaders will meet to establish an agenda for transition.

     2.   Services: Liability.     (a)  During the Term (as
defined below), the Seller agrees to cause BEG to continue to provide to the Music Subsidiaries the services, facilities and the financial, inventory and other information systems and reports currently and customarily being provided to the Music Subsidiaries by BEG (collectively, the "Services"), and to cause BEG to use its commercially reasonable efforts to perform and maintain the Services at a performance, quality and timeliness level commensurate with the level at which the Services have been provided for and to the Music Subsidiaries by BEG on the date hereof

     (b) Exhibit A attached hereto sets forth a list of transition efforts that Purchaser has requested and BEG will provide whether or not they constitute Services.

     (c) From the date hereof to the Closing Date, BEG will provide such access during business hours as is reasonably necessary to enable the Purchaser to install (but not operate) its POS system next to the existing POS system in any store included in the Business; provided that such placement shall not interfere in the day-to-day operations of any location at which it has been placed. The Purchaser shall remain solely responsible for the security and condition of any such installed POS system. In the event Purchaser utilizes the Services for advertising, the Purchaser shall pay all third party costs incurred with respect thereto, including, without limitation, the cost of ad space or time.

     (d) The Purchaser shall hold harmless the Seller, BEG, each of their Affiliates and each of Seller's, BEG's and such Affiliate's officers, directors, employees, agents, shareholders and representatives (collectively "BEG Indemnitees") from and against any and all damages, losses, claims, costs, expenses, liabilities and obligations of any kind (including reasonable attorney's fees and other legal costs and expenses (collectively "Claims") which may be incurred or suffered by such BEG Indemnitee, Purchaser or any Affiliate of Purchaser, arising from, out of, or in connection with the provision of any (i) Service involving the provision of consultation or advice
(whether legal or otherwise) in respect of the operation of the Business, (ii) the installation of the Purchaser's POS system in any store or (iii) any errors or omissions contained in any advertisement placed by BEG as part of the Services, in each such case except to the extent such Claim is determined in a final non-appealable judgement of a court of competent jurisdiction to have resulted directly from such BEG Indemnity's willful misconduct or gross negligence.

     3. Costs. During the four month period commencing on the Closing Date, there will be no charge for transition efforts as contemplated hereunder. Thereafter, the Purchaser shall pay to BEG, by wire transfer to an account designated by BEG, monthly in advance, the sum of $150,000 for the provision of the Services throughout the remainder of the Term, except to the extent Exhibit A sets forth a separate charge, in which event such charge shall be additional. Such fee shall be subject to adjustment pursuant to Section 5 below.

     4. Term. The term of this Agreement shall commence on the date hereof and terminate, subject to Section 5 below, not later than the first anniversary of the Closing Date (the "Term"). BEG shall have no obligation whatsoever to perform any Service beyond the end of the Term. Unless otherwise identified with an asterisk, the efforts indicated on Exhibit A shall commence promptly following the Closing Date. Those efforts identified with an asterisk shall commence promptly following the date hereof.

     5. Right to Terminate Services. If the Purchaser desires to terminate this Agreement in whole or in part with respect to any Services, the Purchaser shall give BEG 30 days prior written notice thereof (a "Reduction Notice"), which shall include reasonable details relating to the request. Any requested termination of Services pursuant to this Section 5 shall become effective at the end of such 30-day period. The Purchaser and the Seller shall negotiate in good faith a reasonable reduction in the monthly charge to reflect such termination

     6.  General Conduct of Services.     (a)  To the extent BEG
may be requested to provide or cause to be provided to the Purchaser access to files or information, BEG shall provide such access only to existing records, files and information systems of BEG, and only to the extent such information is reasonably available in BEG's records, files and information systems and only in the form and format so available at the time of the Purchaser's request. All access shall be provided where such information is customarily situated. To the extent BEG may be requested to provide the Purchaser with reports or information, BEG shall provide same only to the extent such information exists in BEG's records, files and information systems and in such form and format as is customarily generated by BEG.

          (b) Subject to the terms hereof, BEG shall cause the following employees to continue to provide Services as provided by them on the date hereof and subject to the performance criteria in Section 2 (a) hereof:

     BEG Employees

     John Butler              Robert Wasilewski
     Debra Moody              Michelle Dodd
     Sal Di Pietro            Mike Todd
     Lisa (NT Ordering        Wayne Jones
     System)
     Dan (POS)                Jimmy Carter
     George Gewimer           David Parker
     Joe Phillips             Dave Edmondson
     Tony Carvalho            Mike Frederick
     Mark Nadolny             Ted Kolman
     Jim Bourne               Mike McKinney
     Jim Samps                Bill Rhodes
     James F. Rose            Mark Donovan
     Renee Geddis             Joan Baxter
     Suzanne Czarny           Richard McDowell
     Marcia Donaldson         John Schmitz
     Manuel Guzman            Stephen R. DeBarre
     Beth Miller              Gary Spinell

     (c) BEG retains the right to terminate or reassign any of the employees listed above. If any such employee has been reassigned or is no longer employed by BEG, BEG shall consult with the Purchaser regarding the appropriate individual to perform the Services previously performed by such reassigned or departed employee.

     (d) The Provisions of this Section 6 shall apply to all items listed on Exhibit A.

     (e) From and after the Closing, the Seller shall be liable for any shrink of any inventory of the Purchaser or any Acquired
Subsidiary which is stored at BEG's distribution center.

     7.   Warranties.  EXCEPT AS PROVIDED IN SECTIONS 1 AND 2,
NEITHER SELLER NOR BEG MAKE ANY WARRANTY, EXPRESS OR IMPLIED,
WITH RESPECT TO THE SERVICES PROVIDED HEREUNDER.

     8.   Confidentiality.     (a)  BEG's materials and/or
information that may be provided to the Purchaser concerning BEG's business or operations and the Purchaser's materials and/or information provided to BEG concerning the Purchaser's business and operations, are proprietary trade secrets and confidential information ("Confidential Information") of BEG and the Purchaser, respectively; provided, however, that nothing herein shall serve to affect any proprietary or confidential information transferred to the Purchaser under the Purchase Agreement. Each party agrees not to (i) disclose the Confidential Information of the other party to any third party, (other than its Representatives) or (ii) use the Confidential Information except as necessary to perform its obligations under this Agreement, in either case without the express written consent of the other party, and each party shall be responsible for any breaches of this Section 8 by its directors, officers, employees, representatives (including, without limitation, financial advisors, attorneys and accountants) or agents (the "Representatives").

     (b) The term Confidential Information will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by the party receiving the Confidential Information ("Receiving Party") or its Representatives or (ii) is or becomes available to the Receiving Party on a nonconfidential basis from a source (other than the party providing, directly or indirectly, its Confidential Information ("Providing Party") or its Representatives) which, to the best of the Receiving Party's knowledge after due inquiry, is not prohibited from disclosing such information to it by a legal, contractual or fiduciary obligation to the Providing Party.

     (c) Upon the earliest to occur of termination of this Agreement, such time as any Confidential Information ceases to be required by the Receiving Party to perform or receive Services hereunder or at the request of a Providing Party when such Confidential Information is not necessary for BEG to perform the Services hereunder, a Receiving Party shall promptly return, and cause to be returned, all or any requested portion of such Confidential Information and shall destroy, or cause to be destroyed, all copies (including electronic versions) of any compilations, analyses, studies or other documents prepared by the Receiving Party or its Representatives containing or reflecting any such Confidential Information.

     9. No License. Nothing contained in this Agreement shall be construed as conferring by implication, estoppel or otherwise any license of any intellectual property owned or controlled by a party following consummation of the Acquisition.

     10. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by cable, by facsimile, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

If to the Purchaser:

Wherehouse Entertainment, Inc.
19701 Hamilton Avenue, Suite 200
Torrance, CA 90502
Attention: Antonio C. Alvarez, II
Telecopier: 310-329-8420

If to BEG:

Blockbuster Entertainment Group
1201 Elm Street
Dallas, TX 75270
Attention: General Counsel
Telecopier: (214) 854-3677

with a copy to:

Viacom International Inc.
1515 Broadway
New York, NY 10036
Attention: Deputy General Counsel
Telecopier: (212) 258-6099

     11. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     12. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings with respect to the subject matter hereof.

     13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of all parties and their respective successors and assigns. This Agreement may not be assigned by the Purchaser without the prior written consent of the Seller. The Seller may assign all or any portion of its rights and obligations pursuant to this Agreement to one or more of Viacom's direct or indirect Affiliates and/or in connection with a merger, consolidation or sale of substantially all of the stock or assets of the Seller. Any assignment in violation of this section 13 shall be void ab initio.

     14. No Third Party Beneficiaries.  Nothing in this
Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties and their respective successors and permitted assigns.

     15. Relationship of the Parties. The parties hereto are independent contractors and neither party is an employee, agent, partner or joint venture of the other. Under no circumstances shall any of the employees of a party hereto be deemed to be employees of the other party for any purpose. Neither party shall have the right to bind the other to any agreement with a third party nor to represent itself as an agent, partner or joint venturer of the other or to incur any obligation or liability on behalf of the other party.

     16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state or federal court sitting in the City of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action

     17. Certain Remedies. It is specifically understood and agreed that any breach of this Agreement by any of the parties hereto will result in irreparable injury to the aggrieved party, that the remedy at law alone will be an inadequate remedy for such breach and that, in addition to any other remedy for such breach, such aggrieved party shall be entitled to seek to enforce the specific performance of this Agreement by the breaching party through both temporary and permanent injunctive relief, without the necessity of proving actual damages, but without limitation of their rights to recover such damages.

     18. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

     19. Purchaser Remedies. The Purchaser's sole and exclusive remedy for any and all breaches of this Agreement by the Seller prior to Closing shall be to exercise its rights under the Purchase Agreement. Except to the extent any BEG Indemnitee may be entitled to receive indemnification hereunder, Seller shall indemnify and hold harmless each Purchaser Indemnified Party against any and all Claims arising out of, from or in connection with a failure by Seller or BEG to perform in all material respects its obligations hereunder following the Closing. The Purchaser's sole and exclusive remedy for breaches hereunder shall be in accordance with this Section 19.

     20. Reliance on Instructions. To the extent any Service requires BEG to exercise discretion, BEG may request instructions from the Purchaser with respect to the exercise of such discretion. The Purchaser shall promptly provide such instruction in reasonable detail and BEG shall not be deemed to have breached this Agreement if it relies upon such written instruction. Notwithstanding anything in this Agreement to the contrary, neither the Seller nor BEG shall be responsible or liable for their failure to perform under this Agreement form any event beyond the reasonable control of Seller or BEG including labor strikes, acts of war or terrorism or acts of God.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                              VIACOM INTERNATIONAL INC.



                              By:  /s/ Philippe P. Dauman
                                   ------------------------------
                                   Name:     Philippe P. Dauman
                                   Title:    Executive Vice
President



                              WHEREHOUSE ENTERTAINMENT, INC.



                              By:  /s/ Antonio C. Alvarez, II
                                 ------------------------------
                                   Name:  Antonio C. Alvarez, II
                                   Title:  Chief Executive
Officer
                                           and Chairman


AGREED:
BLOCKBUSTER ENTERTAINMENT GROUP


By: /s/ Gary J. Peterson
   -----------------------------
Name:     Gary J. Peterson
Title:    Executive Vice President
          and Chief Operations Officer

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